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PNC BANK CORP. AND SUBSIDIARIES                                   EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
  TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

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
                                                                                       Year ended December 31
                                              Nine months ended -------------------------------------------------------------------
Dollars in thousands                         September 30, 1997          1996         1995         1994         1993         1992
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
EARNINGS

Income before taxes and cumulative effect of
   changes in accounting principles                  $1,208,596    $1,527,551     $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges and preferred stock dividends
   excluding interest on deposits                       893,850     1,105,324    1,492,391    1,112,564      712,339      592,902
                                                    ------------------------------------------------------------------------------
     Subtotal                                         2,102,446     2,632,875    2,119,403    2,322,480    1,852,826    1,380,896
Interest on deposits                                  1,087,015     1,428,771    1,551,816    1,159,242    1,005,658    1,546,576
                                                    ------------------------------------------------------------------------------
     Total                                           $3,189,461    $4,061,646   $3,671,219   $3,481,722   $2,858,484   $2,927,472
                                                    ==============================================================================

FIXED CHARGES
Interest on borrowed funds                             $819,022    $1,064,847   $1,455,069   $1,070,565     $676,319     $555,610
Interest component of rentals                            21,739        29,839       31,283       32,247       26,491       25,739
Amortization of borrowed funds                              606           816          927        1,761        1,418        1,505
Distributions on capital securities                      30,015         1,391
Preferred stock dividends                                22,468         8,431        5,112        7,991        8,111       10,048
                                                    ------------------------------------------------------------------------------
     Subtotal                                           893,850     1,105,324    1,492,391    1,112,564      712,339      592,902
Interest on deposits                                  1,087,015     1,428,771    1,551,816    1,159,242    1,005,658    1,546,576
                                                    ------------------------------------------------------------------------------
     Total                                           $1,980,865    $2,534,095   $3,044,207   $2,271,806   $1,717,997   $2,139,478
                                                    ==============================================================================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                             2.35x         2.38x        1.42x        2.09x        2.60x        2.33x
Including interest on deposits                             1.61          1.60         1.21         1.53         1.66         1.37
==================================================================================================================================
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